Exhibit 99.1

American Public Education Reports Second Quarter 2024 Financial Results

Reiterating Full Year 2024 Revenue and Adjusted EBITDA Guidance Driven by Strong Second Quarter Performance

CHARLES TOWN, W.V. – August 6, 2024 -- American Public Education, Inc. (Nasdaq: APEI), a portfolio of education companies providing online and campus-based postsecondary education and career learning to over 125,000 students through four subsidiary institutions, has reported unaudited financial and operational results for the second quarter ended June 30, 2024.

Key Second Quarter 2024 Highlights

•	Consolidated revenue for Q2 2024 increased 3.9% year-over-year to $152.9 million.

•	Net loss available to common stockholders in Q2 2024 was ($1.2) million, compared to a net loss available to common stockholders of ($52.7) million in the prior year period. Q2 2023 included a non-cash impairment charge of $64.0 million in our Rasmussen University (“RU”) segment.

•	Net loss per diluted common share in Q2 2024 was ($0.06), compared to a net loss per diluted common share of ($2.93) in the same period of 2023. Excluding the 2023 impairment, net loss per diluted common share in Q2 2023 would have been ($0.25).

•	Q2 2024 Adjusted EBITDA increased 24% year-over-year to $10.9 million.

•	Q3 2024 enrollments at Rasmussen increased slightly compared to Q3 2023, the first year over year increase since the acquisition of Rasmussen.

•	Reiterating guidance for full year revenue, net income available to common stockholders, and Adjusted EBITDA of $620 million to $630 million, $6 million to $13 million, and $60 million to $70 million, respectively.

Management Commentary

"I am very pleased with the progress we continue to make with the stabilization of Rasmussen, resulting in third quarter 2024 total enrollments slightly above third quarter of 2023, due to improving trends within both Rasmussen’s on-Ground and online units,” said Angela Selden, President and Chief Executive Officer of APEI. “In the second quarter of 2024, with APUS delivering continued growth in quarterly total registrations and Hondros reaching an all-time high level of nursing enrollments, APEI delivered Adjusted EBITDA near the mid-point of the projected range.”

“We remain focused on the return on education investment our institutions deliver through strict operational controls and quality instruction, enabling students to affordably ‘learn to earn,’ leading to a quality education at a lower cost than many alternatives," concluded Selden.

Second Quarter 2024 Financial Results

•	Total consolidated revenue for the three months ended June 30, 2024, was $152.9 million, an increase of $5.7 million, or 3.9%, compared to $147.2 million for the three months ended June 30, 2023. The increase was primarily due to a $3.5 million increase in revenue in the American Public University System (“APUS”) segment and a $2.1 million increase in revenue in the Hondros College of Nursing (“HCN”) segment.

•	Total costs and expenses for the three months ended June 30, 2024, were $150.7 million, a decrease of $61.8 million, or 29.1%, compared to $212.5 million for the three months ended June 30, 2023. Costs and expenses for the three months ended June 30, 2023, included a non-cash impairment charge of $64.0 million to reduce the carrying value of RU segment goodwill and intangible assets and reflect the corresponding tax impact.

•	Instructional costs and services expenses for the for the three months ended June 30, 2024, were $76.2 million, an increase of $1.2 million, or 1.6%, compared to $75.0 million for the three months ended June 30, 2023.

•	Selling and promotional expenses for the three months ended June 30, 2024, were $33.8 million, an increase of $0.9 million, or 2.6%, compared to $33.0 million for the three months ended June 30, 2023.

•	General and administrative expenses for the three months ended June 30, 2024, were $34.4 million, an increase of $1.9 million, or 5.8%, compared to $32.5 million for the three months ended June 30, 2023.

•	Net loss available to common stockholders was ($1.2) million, or ($0.06) per diluted common share for the three months ended June 30, 2024, compared to ($52.7) million, or ($2.93) per diluted common share, for the three months ended June 30, 2023. Q2 2023 included a non-cash impairment charge of $64.0 million to reduce the carrying value of RU segment goodwill and intangible assets. Excluding that, net loss per diluted common share in Q2 2023 would have been ($0.25).

•	Adjusted EBITDA was $10.9 million for the three months ended June 30, 2024, compared to $8.8 million for the three months ended June 30, 2023. Adjusted EBITDA excludes adjustment for impairment of goodwill and intangible assets, severance costs, loss on leases, stock compensation, loss on disposals of long-lived assets, and transition services costs.

Balance Sheet and Liquidity

•	Total cash, cash equivalents, and restricted cash were $156.2 million at June 30, 2024, compared to $144.3 million and December 31, 2023, representing an increase of $11.8 million, or 8.2%.

Registrations and Enrollment

	Q2 2024	Q2 2023	% Change
American Public University System [1]
For the three months ended June 30, Net Course Registrations	89,800	88,300	1.7%

Rasmussen University [2]
For the three months ended June 30, Total Student Enrollment	13,600	13,900	(2.2%)

Hondros College of Nursing [3]
For the three months ended June 30, Total Student Enrollment	3,300	3,000	9.4%

1.	APUS Net Course Registrations represents the approximate aggregate number of courses for which students remain enrolled after the date by which they may drop a course without financial penalty. Excludes students in doctoral programs.

2.	RU Total Student Enrollment represents students in an active status as of the full-term census or billing date

3.	HCN Total Student Enrollment represents the approximate number of students enrolled in a course after the date by which students may drop a course without financial penalty.

Third Quarter and Full Year 2024 Outlook

The following statements are based on APEI's current expectations. These statements are forward-looking and actual results may differ materially. APEI undertakes no obligation to update publicly any forward-looking statements for any reason unless required by law. Refer to APEI's earnings conference call and presentation for further details.

	Third Quarter 2024 Guidance
	(Approximate)	(% Yr/Yr Change)
APUS Net course registrations	90,500 to 92,300	(2%) to 0.0%
HCN Student enrollment	3,100	10%
RU Student enrollment[1]	13,500	0.1%
- On-ground Healthcare	6,030	-6%
- Online	7,440	4%

($ in millions except EPS)
APEI Consolidated revenue	$152.0 – $155.0	1% to 3%
APEI Net loss/income available to common stockholders	($1.2) – $1.0	n.m.
APEI Adjusted EBITDA	$9.0 – $12.0	(56%) to (34%)
APEI Diluted EPS	($0.06) – $0.05	n.m.

Full Year 2024 Guidance
	(Approximate)	(% Yr/Yr Change)
($ in millions)
APEI Consolidated Revenue	$620 – $630	3% to 5%
APEI Net income available to common stockholders	$6 - $13	n.m.
APEI Adjusted EBITDA	$60 – $70	1% to 17%
APEI Capital Expenditure (CapEx)	$17 – $20	22% to 44%

Non-GAAP Financial Measures

This press release contains the non-GAAP financial measures of EBITDA (earnings before interest, taxes, depreciation, and amortization) and adjusted EBITDA (EBITDA less non-cash expenses such as stock compensation and non-recurring expenses). APEI believes that the use of these measures is useful because they allow investors to better evaluate APEI's operating profit and cash generation capabilities.

For the three months ended June 30, 2024 and 2023, adjusted EBITDA excludes impairment of goodwill and intangible assets, severance costs, loss on leases, stock compensation, loss on disposals of long-lived assets, and transition services costs.

These non-GAAP measures should not be considered in isolation or as an alternative to measures determined in accordance with generally accepted accounting principles in the United States (GAAP). The principal limitation of our non-GAAP measures is that they exclude expenses that are required by GAAP to be recorded. In addition, non-GAAP measures are subject to inherent limitations as they reflect the exercise of judgment by management about which expenses are excluded.

APEI is presenting EBITDA and adjusted EBITDA in connection with its GAAP results and urges investors to review the reconciliation of EBITDA and adjusted EBITDA to the comparable GAAP financial measures that is included in the tables following this press release (under the captions "GAAP Net Income to Adjusted EBITDA," and "GAAP Outlook Net Income to Outlook Adjusted EBITDA") and not to rely on any single financial measure to evaluate its business.

About American Public Education

American Public Education, Inc. (Nasdaq: APEI), through its institutions American Public University System (APUS), Rasmussen University, Hondros College of Nursing, and Graduate School USA (GSUSA), provides education that transforms lives, advances careers, and improves communities.

APUS, which operates through American Military University and American Public University, is the leading educator to active-duty military and veteran students* and serves approximately 88,000 adult learners worldwide via accessible and affordable higher education.

Rasmussen University is a 120-year-old nursing and health sciences-focused institution that serves approximately 13,500 students across its 20 campuses in six states and online. It also has schools of Business, Technology, Design, Early Childhood Education and Justice Studies.

Hondros College of Nursing focuses on educating pre-licensure nursing students at eight campuses (six in Ohio, one in Indiana, and one in Michigan). It is the largest educator of PN (LPN) nurses in the state of Ohio** and serves approximately 3,100 total students.

Graduate School USA is a leading training provider to the federal workforce with an extensive portfolio of government agency customers. It serves the federal workforce through customized contract training (B2G) to federal agencies and through open enrollment (B2C) to government professionals.

Both APUS and Rasmussen are institutionally accredited by the Higher Learning Commission (HLC), an institutional accreditation agency recognized by the U.S. Department of Education. Hondros is accredited by the Accrediting Bureau of Health Education Schools (ABHES). GSUSA is accredited by the Accrediting Council for Continuing Education & Training (ACCET). For additional information, visit www.apei.com.

*Based on FY 2019 Department of Defense tuition assistance data, as reported by Military Times, and Veterans Administration student enrollment data as of 2023.

**Based on information compiled by the National Council of State Boards of Nursing and Ohio Board of Nursing.

Forward Looking Statements

Statements made in this press release regarding APEI or its subsidiaries that are not historical facts are forward-looking statements based on current expectations, assumptions, estimates and projections about APEI and the industry. In some cases, forward-looking statements can be identified by words such as "anticipate," "believe," "seek," "could," "estimate," "expect," "intend," "may," "plan," “outlook,” "should," "will," "would," and similar words or their opposites. Forward-looking statements include, without limitation, statements regarding the Company's future path, expected growth, registration and enrollments, revenues, income and adjusted EBITDA and EBITDA, the growth and profitability of Rasmussen University and plans with respect to recent, current and future initiatives.

Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Such risks and uncertainties include, among others, risks related to: APEI's failure to comply with regulatory and accrediting agency requirements, including the "90/10 Rule", and to maintain institutional accreditation and the impacts of any actions APEI may take to prevent or correct such failure; APEI's dependence on the effectiveness of its ability to attract students who persist in its institutions' programs; changing market demands;  declines in enrollments at APEI's subsidiaries; the enactment of legislation that adversely impacts APEI or its subsidiaries; APEI's inability to effectively market its institutions' programs; APEI's inability to maintain strong relationships with the military and maintain course registrations and enrollments from military students; the loss or disruption of APEI's ability to receive funds under tuition assistance programs or the reduction, elimination, or suspension of tuition assistance; adverse effects of changes APEI makes to improve the student experience and enhance the ability to identify and enroll students who are likely to succeed; APEI's need to successfully adjust to future market demands by updating existing programs and developing new programs; APEI's loss of eligibility to participate in Title IV programs or ability to process Title IV financial aid; economic and market conditions and changes in interest rates; difficulties involving acquisitions; APEI's indebtedness and preferred stock; APEI's dependence on and the need to continue to invest in its technology infrastructure, including with respect to third-party vendors; the inability to recognize the anticipated benefits of APEI's cost savings and revenue generating efforts; APEI's ability to manage and limit its exposure to bad debt; and the various risks described in the "Risk Factors" section and elsewhere in APEI's Annual Report on Form 10-K for the year ended December 31, 2023, and most recent Quarterly Report on Form 10-Q and in APEI’s other filings with the SEC. You should not place undue reliance on any forward-looking statements. APEI undertakes no obligation to update publicly any forward-looking statements for any reason, unless required by law, even if new information becomes available or other events occur in the future.

Company Contact
Frank Tutalo
Director, Public Relations
American Public Education, Inc.
ftutalo@apei.com
571-358-3042

Investor Relations
Brian M. Prenoveau, CFA

MZ North America

Direct: 561-489-5315
APEI@mzgroup.us

American Public Education, Inc.
Consolidated Statement of Income
(In thousands, except per share data)

	Three Months Ended
	June 30,
	2024	2023
	(unaudited)

Revenues	$152,895	$147,214
Costs and expenses:
Instructional costs and services	76,216	74,998
Selling and promotional	33,838	32,966
General and administrative	34,426	32,533
Depreciation and amortization	5,232	7,953
Impairment of goodwill and intangible assets	-	64,000
Loss on leases	779	-
Loss on disposals of long-lived assets	184	32
Total costs and expenses	150,675	212,482
Income (loss) from operations before
interest and income taxes	2,220	(65,268)
Interest expense, net	(785)	(1,097)
Income (loss) before income taxes	1,435	(66,365)
Income tax (benefit) expense	(16)	(15,137)
Equity investment loss	(1,080)	(4)
Net income (loss)	$371	$(51,232)
Preferred stock dividends	1,531	1,487
Net loss available to common stockholders	$(1,160)	$(52,719)

Loss per common share:
Basic	$(0.07)	$(2.94)
Diluted	$(0.06)	$(2.93)

Weighted average number of
common shares:
Basic	17,627	17,932
Diluted	18,134	17,991

	Three Months Ended
Segment Information:	June 30,
	2024	2023
Revenues:
APUS Segment	$77,048	$73,557
RU Segment	$53,034	$51,971
HCN Segment	$16,409	$14,266
Corporate and other[1]	$6,404	$7,420
Income (loss) from operations before
interest and income taxes:
APUS Segment	$18,291	$18,941
RU Segment	$(8,826)	$(77,274)
HCN Segment	$(744)	$(235)
Corporate and other	$(6,501)	$(6,700)

	Six Months Ended
	June 30,
	2024	2023
	(unaudited)

Revenues	$307,327	$296,903
Costs and expenses:
Instructional costs and services	148,641	148,887
Selling and promotional	66,294	72,890
General and administrative	70,703	66,022
Depreciation and amortization	10,360	15,709
Impairment of goodwill and intangible assets	-	64,000
Loss on leases	3,715	-
Loss on disposals of long-lived assets	212	33
Total costs and expenses	299,925	367,541
Income (loss) from operations before
interest and income taxes	7,402	(70,638)
Interest expense, net	(911)	(2,876)
Income (loss) before income taxes	6,491	(73,514)
Income tax expense (benefit)	1,197	(16,551)
Equity investment loss	(4,407)	(9)
Net income (loss)	$887	$(56,972)
Preferred stock dividends	3,066	2,944
Net loss available to common stockholders	$(2,179)	$(59,916)

Loss per common share:
Basic	$(0.12)	$(3.25)
Diluted	$(0.12)	$(3.23)

Weighted average number of
common shares:
Basic	17,568	18,457
Diluted	17,986	18,531

	Six Months Ended
Segment Information:	June 30,
	2024	2023
Revenues:
APUS Segment	$157,704	$147,535
RU Segment	$106,169	$109,438
HCN Segment	$32,856	$27,406
Corporate and other[1]	$10,598	$12,524
Income (loss) from operations before
interest and income taxes:
APUS Segment	$41,378	$36,015
RU Segment	$(17,792)	$(90,138)
HCN Segment	$(1,048)	$(1,538)
Corporate and other	$(15,136)	$(14,977)

1. Corporate and Other includes tuition and contract training revenue earned by GSUSA and the elimination of intersegment revenue for courses taken by employees of one segment at other segments.

GAAP Net Income to Adjusted EBITDA:

The following table sets forth the reconciliation of the Company’s reported GAAP net income to the calculation of adjusted EBITDA for the three and six months ended June 30, 2024 and 2023:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(in thousands, except per share data)	2024	2023	2024	2023
Net loss available to common stockholders	$(1,160)	$(52,719)	$(2,179)	$(59,916)
Preferred dividends	1,531	1,487	3,066	2,944
Net income (loss)	$371	$(51,232)	$887	$(56,972)
Income tax (benefit) expense	(16)	(15,137)	1,197	(16,551)
Interest expense, net	785	1,097	911	2,876
Equity investment loss	1,080	4	4,407	9
Depreciation and amortization	5,232	7,953	10,360	15,709
EBITDA	7,452	(57,315)	17,762	(54,929)

Impairment of goodwill and intangible assets	-	64,000	-	64,000
Severance Costs	505	-	505	-
Loss on leases	779	-	3,715	-
Stock compensation	1,823	2,068	3,741	4,292
Loss on disposals of long-lived assets	184	32	212	33
Transition services costs	182	-	2,047	2,403
Adjusted EBITDA	$10,925	$8,785	$27,982	$15,799

GAAP Outlook Net Income to Adjusted EBITDA:

The following table sets forth the reconciliation of the Company’s GAAP net income to the calculation of adjusted EBITDA for the three months ending September 30, 2024 and twelve months ending December 31, 2024:

	Three Months Ending		Twelve Months Ending
	September 30, 2024		December 31, 2024
(in thousands, except per share data)	Low	High	Low	High
Net (loss) income available to common stockholders	$(1,150)	$950	$5,778	$12,778
Preferred dividends	1,500	1,500	6,000	6,000
Net (loss) income	350	2,450	11,778	18,778
Income tax (benefit) expense	150	1,050	6,938	9,938
Interest expense, net	500	500	1,750	1,750
Equity investment loss	-	-	4,407	4,407
Depreciation and amortization	5,200	5,200	20,300	20,300
EBITDA	6,200	9,200	45,173	55,173
Stock compensation	1,900	1,900	7,500	7,500
Loss on leases	-	-	3,715	3,715
Loss on disposal of long lived assets	-	-	212	212
Transition services cost	900	900	3,400	3,400
Adjusted EBITDA	$9,000	$12,000	$60,000	$70,000